Exhibit 10.64.1

Confidential Materials omitted and filed separately with the Securities and Exchange.  Asterisks denote omissions.

AMENDED AND RESTATED
SHARE PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SHARE PURCHASE AGREEMENT is entered into  as of April 29, 2008 and amends and restates in its entirety the Share Purchase Agreement dated as of December 18, 2007 by and between:

Mr. [**], a citizen of the Russian Federation, bearing passport number [**] issued by OVD of Sovetskiy district, Novosibirsk on July 12, 2002, code of subdivision 542-009, with his registered address at [**], and Mr. [**], a citizen of the Russian Federation, bearing passport number [**] issued by Subdivision of Yuzhnoportovyi district, Moscow on December 11, 2007,  code of subdivision 770-113, with his registered address at [**], and Mr. [**], a citizen of the Russian Federation, bearing passport number [**] issued by Passports and visas issuing department of the Supreme Department of Internal Affairs, Moscow on December 18, 2006, code of subdivision 771-001, with his registered address at [**], and Mr. [**], a citizen of the Russian Federation, bearing passport number [**] issued by Traktorozavodskim RUVD, Chelyabinsk on June 4, 2001, code of subdivision 742-047, with his registered address at [**] (each, a “Seller” and collectively, the “Sellers”), from one side, and CJSC “CTC NETWORK”, a company organised and existing under the laws of the Russian Federation, having its registered office at 3rd Khoroshevskaya str., 12, 123298, Moscow, Russia (“CTC Network”), and CTC Media, Inc., a Delaware corporation with its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware (“CTC Media”), on the other side.  CTC Network and CTC Media are hereinafter collectively referred to as the “Purchaser”.

WITNESSETH:

WHEREAS, the Purchaser and the Sellers entered into the original Share Purchase Agreement on December 18, 2007 and wish to amend and restate such agreement in its entirety as set forth herein;

WHEREAS, Mr. [**], Mr. [**], Mr. [**] and Mr. [**],  are the founders and participants of Costafilm Limited Local Corporation, a limited liability company incorporated under the laws of the Russian Federation, registered by Interdistrict Tax Inspection No. 46, Moscow on August 28, 2007, registration number 1077759492304, having its registered office at Radio str., 14 – 1, 105005, Moscow, Russia (the “Company”). The charter capital of the Company is divided into four participatory shares. Each of the Sellers owns one participatory share in the Company. The participatory share of Mr. [**] amounts to RUR 6 000 and represents 60%, the participatory share of Mr. [**] amounts to RUR 1250 and represents 12.5%, the participatory share of Mr. [**] amounts to RUR 1500 and represents 15% and  the participatory share of Mr. [**] amounts to RUR 1250 and represents 12.5% of the charter capital of the Company.

WHEREAS, the Purchaser is willing to acquire from the Sellers and the Sellers are willing to sell to the Purchaser their participatory shares in the Company subject to the terms and conditions hereinafter set forth:

NOW, THEREFORE, the party hereto agrees as follows:

1.	DEFINITIONS

As used in this Agreement, unless expressly otherwise stated or evident in the context, the following terms shall have the following meanings and the singular (where appropriate) shall include the plural and vice versa.  Any references to appendices or sub-headings shall mean the appendices and sub-headings of this Agreement:

1.1	“Accounts”

shall mean the profit and loss statement and balance sheet of the Company including the notes thereto as at October 31, 2007, together with the accompanying management’s report, prepared in accordance with all applicable Russian accounting rules and regulations, attached hereto as Appendix A.

1.2	“Accounts Date”	shall mean the date of the balance sheet of the Accounts.

1.3	“Agreement”	shall mean this Share Purchase Agreement and the Appendices hereto.

1.4	“Company”	shall have the meaning set out in the recitals of this Agreement.

1.5	“Completion”	shall mean discharge of the Purchaser’s obligations to purchase, and respective Sellers’ obligations to sell, the Shares.

1.6	“Completion Accounts”	shall mean the financial statements of the Company as at December 31, 2007 prepared in accordance with all applicable Russian accounting rules and regulations.

1.7	“Completion Date”	shall mean January 25, 2008 or such later date as shall be mutually agreed between the Purchaser and the Seller Representative.

1.8	“Confidential Information”	shall have the meaning set out in Article 10.4.

1.9	“CTC Network”	shall have the meaning set out in the introductory paragraph of this Agreement.

1.10	“CTC Media”	shall have the meaning set out in the introductory paragraph of this Agreement.

1.11	“Damages”	shall have the meaning set out in Article 9.

1.12	“Disability”

shall mean, with respect to any Seller, the inability of the such Seller, due to a physical or mental disability for a period of ninety days (whether or not consecutive) during any three hundred sixty day period, to perform the services contemplated under his contract of employment with the Company.

1.13	“EBIT”

shall mean the earnings before interest expenses and interest income, and profit tax provision or benefit for the Company as per audited annual accounts prepared in accordance with US GAAP, excluding the amortisation of any purchase price adjustments related to intangible assets “pushed down” into the Company’s accounts by the Group.

1.14	“Financial Year”	shall mean the period between 1 January to 31 December.

1.15	“Group”	shall mean CTC Media, Inc., a Delaware corporation, and each of its subsidiaries.

1.16	“Key Performance Indicators”	shall mean the meaning set out in Article 3.5(a)(iii).

1.17	“Multiple Defaulting Sellers”	shall have the meaning set out in Article 3.5(a)(ii).

1.18	“Ordinary Course of Business”

shall mean the ordinary course of business of Company and prior to its incorporation, the Predecessor, consistent with past customs and business practices and always in accordance with good and sound business practice.

1.19	“Other Channel Revenue Objective”	shall have the meaning set out in Article 3.5(a)(iii)a.

1.20	“Party”	shall mean the Sellers and the Purchaser, as the context may require, and “Parties” shall be construed accordingly.

1.21	“Performance Report”

shall mean, with respect to any Financial Year, a report prepared by the Purchaser no later than 45 days following the end of such year, setting out the extent to which the Key Performance Indicators for such year have been achieved and, to the extent any Key Performance Indicators have not been achieved and/or there has been adjustment to the relevant Earn Out Payment pursuant to Article 3.5(a)(i), 3.5(a)(ii), 3.5(b), 7.6 or 9, showing the calculation of the deductions from such Earn Out Payment.

1.22	“Predecessor”	shall mean Kinoconstanta LLC.

1.23	“Production Business”	shall mean the business of creating, developing and/or producing programming, films or pilots for television broadcasting.

1.24	“Purchaser”	shall have the meaning set out in the introductory paragraph of this Agreement.

1.25	“Purchase Price”	shall have the meaning set out in Article 3.2.

1.26	“Relevant Audience Share”	shall mean the average audience share attained on the CTC Network TV channel by the original run of any TV Product as further specified in Article 3.5(a)(iii)e.

1.27	“Reserve Amount for 2008”	shall have the meaning set out in Article 3.5(a)(i).

1.28	“Reserve Amount for 2009”	shall have the meaning set out in Article 3.5(a)(i).

1.29	“Ruble Equivalent”

shall mean, with respect to any US dollar amount, such US dollar amount multiplied by the Russian ruble to US dollar exchange rate established by the Central Bank of Russia on December 18, 2007, or US$1.00 = RUR24.7060.

1.30	“RUR”	shall mean Russian rubles.

1.31	“SEC”	shall mean the US Securities and Exchange Commission.

1.32	“Seller Bank Account”	shall mean, with respect to each Seller, the bank account set out under such Seller’s name below: [**]

1.33	“Seller Representative”	shall mean MR. [**].

1.34	“Sellers”	shall have the meaning set out in the introductory paragraph of this Agreement.

1.35	“Shares”

shall mean a participatory share amounting to RUR 6 000 (60% of the charter capital of the Company), which belongs to MR. [**], a participatory share amounting to RUR 1250 (12.5% of the charter capital of the Company), which belongs to MR. [**], a participatory share amounting to RUR 1500 (15% of the charter capital of the Company), which belongs to MR. [**], and a participatory share amounting to RUR 1250 (12.5% of the charter capital of the Company), which belongs to MR. [**].

1.36	“Single Defaulting Seller”	shall have the meaning set out in Article 3.5(a)(i).

1.37	“Taxes”

shall mean all income tax, value-added tax, transfer tax, excise tax, property tax, stamp duty and any other taxes and similar charges, (including, without limitation, social security charges) imposed by any authority, including all penalties and interest.

1.38	“Termination Without Cause”

shall mean any termination of a Seller’s employment contract by the Company for a reason other than circumstances which entitle the Company to terminate such Seller’s employment on the grounds of such Seller’s misconduct and/or dishonesty and/or gross negligence and/or any other ground stated expressly in the contract of employment between the Company and such Seller which permits the Company to terminate such Seller’s contract of employment without notice.

1.39	“TV Product”	shall mean any television series, sitcom, show or made for TV movie.

1.40	“Warranties”	shall have the meaning set out in Article 7.

1.41	“Working Capital”

shall be equal to current assets less deferred expenses that are not related to the production of TV Products listed in Appendix E hereto less current liabilities of the Company as presented in the Completion Accounts.

1.42	“2008 Earn Out Payment”	shall have the meaning set out in Article 3.5(b)(i).

1.43	“2009 Earn Out Payment”	shall have the meaning set out in Article 3.5(b)(ii).

1.44	“2010 Earn Out Payment”	shall have the meaning set out in Article 3.5(b)(iii).

2.	SUBJECT OF THE TRANSACTION

Subject to the terms and conditions herein set forth each Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from each Seller, the Shares in the Company.  As between CTC Network and CTC Media, the Purchaser shall purchase Shares pro rata from each of the Sellers as follows:

	Percentage of charter capital in the Company acquired from Mr. [**]	Percentage of charter capital in the Company acquired from Mr. [**]	Percentage of charter capital in the Company acquired from Mr. [**]	Percentage of charter capital in the Company acquired from Mr. [**]	Resulting overall percentage in the Company

CTC Network	59.40%	12.375%	14.85%	12.375%	99.00%

CTC Media	0.60%	0.125%	0.15%	0.125%	1.00%

Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Purchaser be obligated to purchase any Share unless it is able to purchase all of the Shares.

3.                                      AGGREGATE CONSIDERATION; PURCHASE PRICE; EARN OUT PAYMENTS AND ADJUSTMENTS

3.1                                Aggregate Consideration

The total consideration payable by the Purchaser to the Sellers in connection with the transactions contemplated by this Agreement shall be the sum of the Purchase Price and the Earn Out Payments actually paid.

3.2                                Purchase Price

The purchase price for the Shares shall be the Ruble Equivalent of US$ 1,000,000 (one million dollars) less the amount of any indebtedness of the Company as set out in the Completion Accounts (the “Purchase Price”). Promptly following the date of this Amended and Restated Share Purchase Agreement, the Purchase Price shall be paid to the Sellers pro rata based on their respective ownership levels in the Company immediately prior to Completion.

3.3                                Earn Out Payments

In addition to the Purchase Price, the Purchaser shall pay to the Sellers the 2008 Earn Out Payment, the 2009 Earn Out Payment and the 2010 Earn Out Payment (collectively, the “Earn Out Payments”), which payments shall be calculated in accordance with Article 3.5(b).   Each Earn Out Payment shall be made by the Purchaser, subject to the adjustments provided herein, to the Sellers pro rata based on their respective ownership levels in the Company immediately prior to Completion.

The Earn Out Payments shall be paid as follows:

(a)                                  The Purchaser will pay the 2008 Earn Out Payment, which shall be equal to the Ruble Equivalent of US$ 13,000,000 (thirteen million) less the deductions and adjustments set out in Article 3.5(b)(i) on March 31, 2009, provided that a Performance Report for 2008 has been signed by the Purchaser and the Seller Representative. If the Purchaser fails to sign the Performance Report without stating a reason for such failure by March 20, 2009 then such Performance Report shall be deemed signed by the Purchaser;

(b)                                 The Purchaser will pay the 2009 Earn Out Payment, which shall be equal to the Ruble Equivalent of US$ 13,000,000 (thirteen million) less the deductions and adjustments set out in Article 3.5(b)(ii) on March 31, 2010, provided that a Performance Report for 2009 has been signed by the Purchaser and the Seller Representative. If the Purchaser fails to sign the Performance Report without stating a reason for such failure by March 20, 2010 then such Performance Report shall be deemed signed by the Purchaser; and

(c)                                  The Purchaser will pay the 2010 Earn Out Payment, which shall be equal to the Ruble Equivalent of US$ 13,000,000 (thirteen million) less the deductions and adjustments set out in Article 3.5(b)(iii) on March 31, 2011, provided that a Performance Report for 2010 has been signed by the Purchaser and the Seller Representative.

If the Purchaser fails to sign the Performance Report without stating a reason for such failure by March 20, 2011 then such Performance Report shall be deemed signed by the Purchaser.

3.4                                 Payment of Purchase Price and Earn Out Payments

The Purchase Price and each Earn Out Payment shall be paid in RUR in immediately available funds to the Seller Bank Accounts and shall be paid by the Purchaser to the Sellers net of any Taxes that the Purchaser is required to pay on behalf of the Sellers in connection with the sale and purchase of the Shares.  Each Party’s obligations relating to payment of Taxes shall be determined in accordance with  applicable tax legislation.

3.5                                 Earn Out Payment Adjustments

(a)                                  The Earn Out Payments are subject to the following conditions subsequent:

(i)                                    Each of the Sellers shall be continuous full-time employees of the Company serving as managers located in Moscow, Russia from the Completion Date up to and including 31 December 2010.  If any one Seller (a “Single Defaulting Seller”) (A) fails for any reason (including without limitation, Disability) to continue to be so employed by the Company other than as a result of a Termination Without Cause or death or (B) breaches of any of his obligations set out in Article 10 hereof (Non-competition; Non-solicitation and Confidentiality Commitment) such Single Defaulting Seller shall not receive the Earn Out Payment for the Financial Year in which such failure or breach occurred, or Earn Out Payments for any future periods (if any). In the event of a Single Defaulting Seller, the Purchaser shall use its commercially reasonable efforts to retain a manager to replace the Single Defaulting Seller but, for the avoidance of doubt, such replacement manager shall not be entitled to any portion of the Purchase Price or any other of the rights afforded a Seller under this Agreement. In the event of a Single Defaulting Seller, the aggregate Earn Out Payment for the Financial Year in which such failure or breach occurred, and all future Earn Out Payments, shall be reduced by an amount equal to the Single Defaulting Seller’s percentage interest in the Company immediately prior to Completion.

If, notwithstanding the occurrence in 2008 of a Single Defaulting Seller, (i) the Company shall have fully achieved each of the Key Performance Indicators set out in Article 3.5(a)(ii) for the 2008 Financial Year and (ii) each of the Sellers other than the Single Defaulting Seller shall have remained as a full-time employee of the Company through and including 31 December 2008 and shall not have violated or be in violation of his obligations set out in Article 10 hereof (Non-competition; Non-solicitation and Confidentiality Commitment), the Purchaser shall, together with the 2008 Earn Out Payment, also pay to the Sellers (other than the Single Defaulting Seller) the amount equal to 75% of the portion of the 2008 Earn Out Payment that would otherwise have been payable to the Single Defaulting Seller, less the sum of (i) any uncollectible accounts receivable or loans as provided in Article 7.6, (ii) any unpaid Damages as provided in Article 9, in each case, to the extent that such amounts were not already deducted from an Earn Out Payment.

Such amount shall be paid pro rata to such Sellers based on their respective ownership interests in the Company immediately prior to Completion. The remaining 25% of the portion of the Earn Out Payment that would otherwise have been payable to the Single Defaulting Seller, shall comprise the “Reserve Amount for 2008”. The “Reserve Amount for 2008” is not subject to any  adjustments related to non-achievement of the Key Performance Indicators for 2009 and 2010 Financial Years.

If, notwithstanding the occurrence in 2009 of a Single Defaulting Seller, (i) the Company shall have fully achieved each of the Key Performance Indicators set out in Article 3.5(a)(iii) for the 2009 Financial Year and (ii) each of the Sellers other than the Single Defaulting Seller shall have remained as a full-time employee of the Company through and including 31 December 2009 and shall not have violated or be in violation of his obligations set out in Article 10 hereof (Non-competition; Non-solicitation and Confidentiality Commitment), the Purchaser shall, together with the 2009 Earn Out Payment, also pay to the Sellers (other than the Single Defaulting Seller) the amount equal to 90% of the portion of the 2009 Earn Out Payment that would otherwise have been payable to the Single Defaulting Seller less the sum of (i) any uncollectible accounts receivable or loans as provided in Article 7.6, (ii) any unpaid Damages as provided in Article 9, in each case, to the extent that such amounts were not already deducted from an Earn Out Payment. Such amount shall be paid pro rata to such Sellers based on their respective ownership interests in the Company immediately prior to Completion. The remaining 10% of the portion of the Earn Out Payment that would otherwise have been payable to the Single Defaulting Seller, shall comprise the “Reserve Amount for 2009”. The “Reserve Amount for 2009” is not subject to any  adjustments related to non-achievement of the Key Performance Indicators for 2010 Financial Years.

If, notwithstanding the occurrence in 2010 of a Single Defaulting Seller, (i) the Company shall have fully achieved each of the Key Performance Indicators set out in Article 3.5(a)(iii) for the 2010 Financial Year and (ii) each of the Sellers other than the Single Defaulting Seller shall have remained as a full-time employee of the Company through and including 31 December 2010 and shall not have violated or be in violation of his obligations set out in Article 10 hereof (Non-competition; Non-solicitation and Confidentiality Commitment), the Purchaser shall, together with the 2010 Earn Out Payment, also pay to the Sellers (other than the Single Defaulting Seller) the amount equal to 100% of the portion of the Earn Out Payment that would otherwise have been payable to the Single Defaulting Seller less the sum of (i) any uncollectible accounts receivable or loans as provided in Article 7.6, (ii) any unpaid Damages as provided in Article 9, in each case, to the extent that such amounts were not already deducted from an Earn Out Payment.

Such amount shall be paid pro rata to such Sellers based on their respective ownership interests in the Company immediately prior to Completion.

The “Reserve Amount for 2008” and the “Reserve Amount for 2009” shall be paid on 31 March 2011 to all Sellers who have remained as a full-time employees of the Company through and including 31 December 2010. Such amount shall be paid pro rata to such Sellers based on their respective ownership interests in the Company immediately prior to Completion.

(ii)                                 If two or more Sellers (“Multiple Defaulting Sellers”) (A) fail for any reason at any time (including without limitation, Disability) to be continuous full-time employees of the Company serving as managers located in Moscow, Russia from the Completion Date up to and including 31 December 2010 other than as a result of a Termination Without Cause or death or (B) breach any of their respective obligations set out in Article 10 hereof on or before 31 December 2010  (Non-competition; Non-solicitation and Confidentiality Commitment), the Purchaser can elect, in its sole discretion, either of the following:  (i) to treat the event as multiple separate occurrences of Single Defaulting Sellers, mutatis mutandis, and  continue with the Agreement, or (ii) to terminate this Agreement, in which case all the Sellers shall not be entitled to receive any Earn Out Payments for the Financial Year in which the Sellers became Multiple Defaulting Sellers, or any other future payments hereunder. The Sellers’ obligations in Article 10 shall survive any termination of this Agreement pursuant to this Article 3.5(a)(ii).

(iii)                               The Company shall achieve in each of the 2008, 2009 and 2010 Financial Years the following (the “Key Performance Indicators”):

a.                                       Number of free-to-air (FTA) hours:

The Company shall produce and sell no less than 350 FTA hours of TV Product in the 2008 Financial Year, provided that CTC Network places orders for such number of hours itself and/or ensures such orders are placed by other TV channels.

In each of the 2009 and 2010 Financial Years, the Company shall (i) produce and sell not less than 250 FTA hours of TV Product to CTC Network provided that CTC Network places orders for at least such number of hours and (ii) either (A) produce and sell a further 100 FTA hours of TV Product to TV channels other than CTC Network or (B) achieve revenues (the “Other Channel Revenue Objective”) from the production and sale of TV Product to TV channels other than CTC Network equal to at least 40% of the total revenues derived by the Company from the production and sale of TV Product to CTC Network during such Financial Year at an EBIT margin of at least 14%.

Prior to producing any TV Product for any TV channel other than CTC Network, the Company must obtain the consent of CTC Network provided that such consent shall not be unreasonably withheld.  CTC Network shall be given priority by the Company when producing and distributing TV Product.  In addition, CTC Network’s orders for TV Product will have priority over orders from other TV channels.

From the Completion Date until 31 December 2010, if CTC Network acquires the format rights for any television series or sitcom, CTC Network shall inform the Company of the acquisition of such rights and provide the Company with a right of first refusal in respect of the production of the related television series or sitcom for the price and on the terms established in this Agreement.  Should the Company find it unfeasible to produce such television series or sitcom, CTC Network will be entitled to offer its production to a third party.  CTC Network shall be entitled to negotiate and contract with a third party producer only if the Company informs  CTC Network in writing of its decision not to produce such TV Product.  For the avoidance of doubt, the right of first refusal set forth above shall not apply to any television series or sitcom as to which a third-party producer owns or has licensed the format rights directly from the holder thereof prior to entering into an arrangement with CTC Network in respect of such production, or to a case in which the licensing of such format rights to CTC Network is conditioned by the holder thereof on the placement of the production of such television series or sitcom with a specified third party producer other than the Company.

b.                                      EBIT margin: the Company shall achieve on a stand-alone basis an EBIT margin of no less than 14% and the Parties acknowledge and agree that, notwithstanding the definition of “Ruble Equivalent” set out in Article 1 hereto, EBIT shall be determined using exchange rates deemed appropriate by US generally accepted accounting principles.

c.                                       Value of a multiplier EV/EBIT: the Company shall achieve an EV/EBIT ratio of no more than:

x6.3 in 2008

x5.4 in 2009

x4.9 in 2010

where EV=the Ruble Equivalent of US$ 40 million.

d.                                      Pricing of programming: The base price of TV Product sold to CTC Network in 2008 shall be as follows:

•                                        3 211 780 RUR (the Ruble Equivalent of US$ 130,000 at 24.7060 USD/RUR at December 18, 2007) for approximately 48 minutes of a standard TV series, without VAT;

•                                        2 470 600 RUR (the Ruble Equivalent of US$ 100,000 at 24.7060 USD/RUR at December 18, 2007) for approximately 24 minutes of a sitcom, without VAT; and

•                                        1 482 360 RUR (the Ruble Equivalent of US$ 60,000 at 24.7060 USD/RUR at December 18, 2007) for approximately 48 minutes of any TV series produced for children or teenagers, without VAT;

provided, that such prices shall include a transfer by the Company to CTC Network and/or CTC Media of all intellectual property rights in such scope that can be lawfully transferred by the Company subject to possible restrictions established by applicable law and/or agreements of the Company with the intellectual property right holders, relating to such TV Product for worldwide broadcast, distribution and/or other use of such TV Product in any format.

In the 2009 and 2010 Financial Years, the base price of TV Product produced by the Company and sold to CTC Network shall be adjusted by the forecasted average growth of the Russian TV ad market in 2009 vs 2008 and 2010 vs. 2009, respectively, based on the last projection of the Russian Association of Communication Agencies (AKAR) or, in the absence of AKAR, Video International published or made available on or around 1st October of the preceding year, expressed as a percentage and multiplied by the coefficient x 0.75.

The pricing for shows or made for TV movies produced and sold by the Company to CTC Network shall be mutually agreed by the Purchaser and the Seller Representative on a project-by-project basis before such TV Product’s initial launch.

Base price adjustment

Any sequel, prequel, development of screenplay using the same characters or cast of a standard TV series, sitcom or series produced for children or teenagers, if ordered for production by CTC Network, shall be subject to the following terms:

If the previously aired season of series or sitcoms consisting of at least 40 consecutive episodes achieved less than 15% average audience share (TNS Gallup Media Russia/All 6-54 in its designated time slot) on its premiere run then the price for the following season ordered by CTC Network shall be increased by 10% compared to the price of the previously aired season, always provided that the price per episode for any consequent season shall not be less than the base price of relevant TV Product type for such Financial Year increased by 10%.

If the previously aired season of series or sitcoms consisting of at least 40 consecutive episodes achieved from 15% but less than 20% average audience share (TNS Gallup Media Russia/All 6-54 in its designated time slot) on its premiere run then the price for the following season ordered by CTC Network shall be increased by 15% compared to the price of the previously aired season, always provided that the price per episode for any consequent season shall not be less than the base price of relevant TV Product type for such Financial Year increased by 10%.

If the previously aired season of series or sitcoms consisting of at least 40 consecutive episodes achieved 20% or more average audience share (TNS Gallup Media Russia/All 6-54 in its designated time slot) on its premiere run then the price for the following season ordered by CTC Network shall be increased by 20% compared to the price of the previously aired season, always provided that the price per episode for any consequent season shall not be less than the base price of relevant TV Product type for such Financial Year increased by 10%.

e.                                       Relevant Audience Share for standard television sitcoms and series produced and sold by the Company to CTC Network shall be no less than 10% (based on the measuring of TNS Gallup Media Russia/All 4+ audience for such TV Product in the 7 – 11 p.m. timeslot) or no less than 12% (based on the measuring of TNS Gallup Media Russia/All 6-54 audience for such TV Product in the 7 – 11 p.m. timeslot).

Relevant Audience Share for television sitcoms and series for children and/or teenagers produced and sold by the Company to CTC Network shall be no less than 10% (based on the measuring of TNS Gallup Media Russia/All 4+ audience for such TV Product in the 4 – 7 p.m. timeslot) or no less than 12% (based on the measuring of TNS Gallup Media Russia/All 6-54 audience for such TV Product in the 4 – 7 p.m. timeslot).

Relevant Audience Share for shows or made for TV movies produced and sold by the Company to CTC Network shall be no less than the audience share threshold mutually agreed by the Purchaser and the Seller Representative on a project-by-project basis before such TV Product’s initial launch.

If the number of episodes of any TV Product originally run in the 2008 or 2009 Financial Year is 20 or more, the Relevant Audience Share for such Financial Year shall be measured by reference to the actual number of consecutive episodes originally run in such Financial Year and, if such Relevant Audience Share is below that set out above, any related deduction to the Earn Out Payment (if any, as provided in Article 3.5(b)) shall be taken in such Financial Year.  If the number of episodes of any TV Product originally run in the 2008 or 2009 Financial Year is less than 20 and further episodes of such TV Product shall be run in the next succeeding Financial Year, the average audience share for such TV Product for such Financial Year shall not be used to determine whether or not the Relevant Audience Share has been achieved for such Financial Year but the average audience share for such episodes shall be aggregated with the episodes originally run in the next succeeding Financial Year to determine the Relevant Audience Share and, if such Relevant Audience Share is below that set out above, any related deduction to the Earn Out Payment (as provided in Article 3.5(b)) shall be taken in such next succeeding Financial Year rather than in the Financial Year in which episodes of such TV Product were originally run.  If the TV Product is originally run only in the 2010 Financial Year or the number of episodes of such TV Product originally run in the 2008 or 2009 Financial Year shall be less than 20 and no further episodes shall be originally run in the next succeeding Financial Year, the Relevant Audience Share shall be measured by reference to the actual number of consecutive episodes of originally run in such Financial Year and, if such Relevant Audience Share is below that set out above, any related deduction to the Earn Out Payment (if any, as provided in Article 3.5(b)) shall be taken in such Financial Year.

In the sole discretion of the management of CTC Network,  TV Product that is not achieving the levels set out for the Relevant Audience Share can be removed from broadcasting ahead of schedule or moved into timeslots outside of the originally designated timeslots.

In the event that upon moving the respective TV product to a new timeslot located between 4 p.m and 11 p.m. (inclusive) the level of the Relevant Audience Share set out for the initial timeslot is achieved, the number of FTA hours of such TV Product aired in the new timeslot shall not be deducted for the purpose of calculation of the Deduction pursuant to Article 3.5(b) of this Article 3.

(b)                                 The Earn Out Payments shall be calculated as follows:

(i)                                   Calculation of 2008 Earn Out Payment

The “2008 Earn Out Payment” shall be equal to the Ruble Equivalent of US$ 13,000,000 (thirteen million) less the sum of (1) the amount, if any, of the 2008 Deduction 1, (2) the amount, if any, of the 2008 Deduction 2, (3) the amount of any adjustments for any Single Defaulting Seller or Multiple Defaulting Sellers as set out in Articles 3.5(a)(i) and/or 3.5(a)(ii), (4) any uncollectible accounts receivable or loans as provided in Article 7.6 and (5) any unpaid Damages as provided in Article 9; provided, however, that the 2008 Earn Out Payment can never be adjusted below 0.

Calculation of 2008 Deduction 1

If in the 2008 Financial Year, either (x) production hours sold by the Company is less than 350 FTA hours of TV Product in cases where CTC Network ordered or caused other TV channels to order 350 or more hours and/or (y) the Relevant Audience Share for such Financial Year was below that set forth in Article 3.5(a)(iii)e, 2008 Deduction 1 shall be calculated in accordance with the formula set out immediately below. Otherwise, 2008 Deduction 1 shall be 0.

2008 Deduction 1 = P x (1 - X/Z), where

P = US$ 13 million;

X = the lesser of (i) the number of FTA hours of TV Product actually produced and sold by the Company in the 2008 Financial Year less the aggregate number of FTA hours of TV Product produced and sold in the 2008 Financial Year for any TV Product where the Relevant Audience Share for such TV Product during the course of such Financial Year was less than that stipulated by Article 3.5(a)(iii)e and (ii) 350 FTA hours; and

Z = the lesser of (i) the number of FTA hours of TV Product actually ordered for production by CTC Network or other TV channels in the 2008 Financial Year and (ii) 350 FTA hours. If Z is less than X then Z equals X.

Calculation of 2008 Deduction 2

If in the 2008 Financial Year, the Company’s EBIT margin is less than 14%, 2008 Deduction 2 shall be calculated in accordance with the formula set out immediately below. Otherwise, 2008 Deduction 2 shall be 0.

2008 Deduction 2 = (S x 14% - Y) x 6.3 x 32.5%, where

S = net sales revenue (without VAT) in 2008

Y = actual EBIT in 2008

(ii)                                 Calculation of 2009 Earn Out Payment

The “2009 Earn Out Payment” shall be equal to the Ruble Equivalent of US$ 13,000,000 (thirteen million) less the sum of (1) the amount, if any, of the 2009 Deduction 1, (2) the amount, if any, of the 2009 Deduction 2, (3) the amount of any adjustments for any Single Defaulting Seller or Multiple Defaulting Sellers as set out in Articles 3.5(a)(i) and/or 3.5(a)(ii), (4) any uncollectible accounts receivable or loans as provided in Article 7.6, (5) any unpaid Damages as provided in Article 9 and (6) the amount of any deductions that would have been made to the 2008 Earn Out Payment but for the fact that the amount of such deduction would have put the 2008 Earn Out Payment below 0; provided, however, that the 2009 Earn Out Payment can never be adjusted below 0.

Calculation of 2009 Deduction 1

If in the 2009 Financial Year, any of (x) the number of FTA hours of TV Product produced by the Company and sold to CTC Network is less than the number of FTA hours of TV Product ordered by CTC Network during such Financial Year (provided such number of FTA hours ordered by CTC Network does not exceed 250 FTA hours), (y) the Other Channel Revenue Objective is not achieved in such Financial Year and/or (z) the Relevant Audience Share for such Financial Year was below that set forth in Article 3.5(a)(iii)e, 2009 Deduction 1 shall be calculated in accordance with the formula set out immediately below. Otherwise, 2009 Deduction 1 shall be 0.

2009 Deduction 1 = P x (1 - X/Z), where

P = US$ 13 million;

X = the sum of (1) number of FTA hours of TV Product actually produced by the Company and sold to CTC Network in the 2009 Financial Year and (2) if the Other Channel Revenue Objective was achieved in the 2009 Financial Year, 100 FTA hours, or, otherwise, Y (as calculated below) less (3) the aggregate number of FTA hours produced and sold in the 2009 Financial Year for any TV Product where the Relevant Audience Share for such TV Product during the course of such Financial Year was less than that stipulated by Article 3.5(a)(iii)e;

Z = the sum of (1) the lesser of (i) the number of FTA hours of TV Product actually ordered by CTC Network for production by the Company in the 2009 Financial Year and (ii) 250 FTA hours and (2) 100 FTA hours. If Z is less than X then Z equals X; and

Y = 100 x (A / 0.40), where A = the Company’s revenues from the production and sale of TV Product to TV channels other than CTC Network / the Company’s revenues from the production and sale of TV Product to CTC Network, each for such Financial Year.

Calculation of 2009 Deduction 2

If in the 2009 Financial Year, the Company’s EBIT margin is less than 14%, 2009 Deduction 2 shall be calculated in accordance with the formula set out immediately below. Otherwise, 2009 Deduction 2 shall be 0.

2009 Deduction 2 = (S x 14% - Y) x 5.4 x 32.5%, where

S = net sales revenue (without VAT) in 2009

Y = actual EBIT in 2009

(iii)                             Calculation of 2010 Earn Out Payment

The “2010 Earn Out Payment” shall be equal to the Ruble Equivalent of US$ 13,000,000 (thirteen million) less the sum of (1) the amount, if any, of the 2010 Deduction 1, (2) the amount, if any, of the 2010 Deduction 2, (3) the amount of any adjustments for any Single Defaulting Seller or Multiple Defaulting Sellers as set out in Articles 3.5(a)(i) and/or 3.5(a)(ii) (including, without limitation, any amounts that that are due to be repaid to the Purchaser pursuant to such Articles), (4) any uncollectible accounts receivable or loans as provided in Article 7.6, (5) any unpaid Damages as provided in Article 9 and (6) the amount of any deductions that would have been made to the 2009 Earn Out Payment but for the fact that the amount of such deduction would have put the 2009 Earn Out Payment below 0; provided, however, that the 2010 Earn Out Payment can never be adjusted below 0.

Calculation of 2010 Deduction 1

If in the 2010 Financial Year, any of (x) the number of FTA hours of TV Product produced by the Company and sold to CTC Network is less than the number of FTA hours of TV Product ordered by CTC Network during such Financial Year (provided such number of FTA hours ordered by CTC Network does not exceed 250 FTA hours), (y) the Other Channel Revenue Objective is not achieved for such Financial Year and/or (z) the Relevant Audience Share for such Financial Year was below that set forth in Article 3.5.(a)(iii)e, 2010 Deduction 1 shall be calculated in accordance with the formula set out immediately below. Otherwise, 2010 Deduction 1 shall be 0.

2010 Deduction 1 = P x (1 - X/Z), where

P = US$ 13 million;

X = the sum of (1) number of FTA hours of TV Product actually produced by the Company and sold to CTC Network in the 2010 Financial Year and (2) if the Other Channel Revenue Objective was achieved in the 2010 Financial Year, 100 FTA hours, or, otherwise, Y (as calculated below) less (3) the aggregate number of FTA hours produced and sold in the 2010 Financial Year for any TV Product where the Relevant Audience Share for such TV Product during the course of such Financial Year was less than that stipulated by Article 3.5(a)(iii)e;

Z = the sum of (1) the lesser of (i) the number of FTA hours of TV Product actually ordered by CTC Network for production by the Company in the 2010 Financial Year and (ii) 250 FTA, and (2) 100 FTA hours. If Z is less than X then Z equals X; and.

Y = 100 x (A / 0.40), where A = the Company’s revenues from the production and sale of TV Product to TV channels other than CTC Network / the Company’s revenues from the production and sale of TV Product to CTC Network, each for such Financial Year.

Calculation of 2010 Deduction 2

If in the 2010 Financial Year,  the Company’s EBIT margin is less than 14%, 2010 Deduction 2 shall be calculated in accordance with the formula set out immediately below. Otherwise, 2010 Deduction 2 shall be 0.

2010 Deduction 2 = (S x 14% - Y) x 4.9 x 32.5%, where

S = net sales revenue (without VAT) in 2010

Y = actual EBIT in 2010

4.                                       DUE DILIGENCE

The Parties agree that, before Completion, the Purchaser shall have the right to examine any and all documents (whether or not attached as appendices hereto) of the Company for the purposes of verifying the statutory accounts and the representations, warranties and assurances of the Sellers contained in this Agreement.

In this respect, the Sellers will provide access during regular business hours for the representatives of the Purchaser to the documents mentioned in the due diligence check-list approved by the Purchaser, and to any other documents which may be additionally requested in the course of the due diligence. The Sellers shall bear the responsibility for providing the representatives of the Purchaser with true, complete and current copies of the documents listed in the due diligence information request lists or additionally requested.

4A.                             RETENTION OF PERSONNEL

The Sellers shall cause the following personnel of the Company to remain at their positions with the Company as at the date of signing of this Agreement until 31 December 2010, or in case of their leaving the Company, the Sellers shall retain, on behalf of the Company, other relevant professional individuals to replace such persons, which individuals shall be acceptable to the Purchaser:

Artemiy Loginov  -  Creative producer

Ilya Polezhaykin  -  Creative producer

Dmitry Permyakov  -  Creative producer

Anton Kolbasov  -  Creative producer

Alexander Zhigalkin  -  Creative producer

Victoria Wilson  - Head of editors group

Alla Kurakina  - Executive producer

Tatiana Davtyan  - Executive producer

Ivan Permin  - Director of post-production

5.                                       TRANSFER OF TITLE

The full and unrestricted ownership and title to the Shares shall pass from the Sellers to the Purchaser on the Completion Date at Completion simultaneously with the fulfilment of the Completion procedure set forth in Article 6 of this Agreement.

6.                                       COMPLETION

6.1                                 Completion

Completion shall take place on the Completion Date starting at 10.00 a.m. at the offices of the Purchaser or as soon thereafter as practicable when all the conditions for Completion set forth in this Article 6 of this Agreement have been fulfilled.

6.2                                 Conditions precedent for Completion by the Purchaser

The obligation of the Purchaser to consummate the transaction contemplated under this Agreement shall be subject to the fulfilment, on or before the Completion Date, of each of the following conditions (to the extent not waived by the Purchaser which waiver shall be in the sole discretion of the Purchaser) and all of which that require documentation shall be in the form and substance satisfactory to the Purchaser and its legal counsel in their reasonable judgement:

(a)                                  New Information

The Purchaser shall not have become aware of any new information between the date hereof and the Completion Date, which in the Purchaser’s reasonable opinion would have an adverse effect on the Company or its business.

(b)                                 Warranties True and Sellers’ Certificate

The representations, warranties and assurances given by the Sellers in Article 7 of this Agreement shall be true and correct on the date hereof and as of the Completion Date and each Seller shall deliver a certificate dated as of the Completion Date certifying to the same and to the fact that the Sellers have complied with all covenants, obligations and conditions of this Agreement required to be performed or completed as of Completion. Template of the compliance certificate is attached hereto as Appendix J.

(c)                                  Authority Approvals

The Purchaser, the Sellers and/or the Company, as the case may be, shall have obtained all necessary authorisations, approvals and consents from all relevant authorities required for the lawful and valid consummation of the transaction contemplated hereunder.

(d)                                 Corporate Action

All corporate actions necessary for the lawful and valid consummation of the transactions contemplated hereby shall have been duly taken by the Sellers and, as applicable, by the Company and shall be in full force and effect. The Sellers shall have obtained proper waivers of pre-emptive rights from each other and the Company for the sale of the Shares.  Copies of documents evidencing such corporate actions and waivers shall have been delivered to the Purchaser.

(e)                                  Spousal Consents

Each of the Sellers shall have obtained a properly notarised spousal consent (if applicable) to consummate all transactions contemplated under this Agreement and copies of such spousal consents shall have been delivered to the Purchaser.

(f)                                    Due Diligence

The Sellers have fulfilled their obligations set forth in Article 4 of this Agreement.

(g)                                 Employment Agreements

Each of the Sellers shall have executed and delivered an employment agreement with the Company that shall be effective from the Completion Date and shall run until 31 December 2010.  Such agreements shall be in form and substance acceptable to the Purchaser and shall provide for a monthly salary of RUR 248,000 payable in RUR, which monthly salary shall be subject to annual adjustment based on official inflation rate in the Russian Federation. In addition, each of the Sellers shall be entitled to performance bonuses based on the results of the Company in 2009 and 2010 Financial Years, the amounts and conditions of such performance bonuses shall be established no later that March 31 of such Financial Year.

In 2008 Financial Year the performance bonuses shall be based on the following principles:

                                                (x)                                   Each Seller’s performance bonus shall be equal to 6 monthly salaries if EBIT margin for the Company in the 2008 Financial Year is over 17% but less than 20%.  (y)  Each Seller’s performance bonus shall be equal to 12 monthly salaries if EBIT margin for the Company in the 2008 Financial Year is 20% or greater.

(h)                                 Accounts and Completion Accounts

The Sellers shall have delivered to the Purchaser copies of the Accounts and the Completion Accounts.

6.3                                 Conditions precedent for Completion by the Sellers

The obligations for the Sellers to close hereunder shall be subject to the satisfaction, on or before the Completion Date, of each of the following conditions (to the extent not waived by the Seller Representative) and all of which that require documentation shall be in form and substance satisfactory to the Seller Representative and the Sellers’ legal counsel in their reasonable judgement.

(a)                                  Warranties True

The representations, warranties and assurances given by the Purchaser in Article 8 of this Agreement shall be true and correct on and as of the Completion Date.

(b)                                 Corporate Action

All corporate action necessary for the lawful and valid consummation of the transactions contemplated hereby shall have been duly taken by the Purchaser and shall be in full force and effect.

6.4                                 Deliveries at Completion

At Completion:

(a)                                  The Sellers sell, transfer and convey to the Purchaser the Shares in the Company by way of presenting properly registered amendments to the constitutional documents of the Company listing the Purchaser as valid owners of the Shares in the percentages set out in Article 2 above;

(b)                                 Promptly following confirmation of satisfaction of sub-article (a) above, the Purchaser shall pay to the Sellers the Purchase Price on a pro rata basis by reference to their respective percentage ownership levels in the Company immediately prior to Completion; and

(c)                                  Any other document, condition, amount or matter herein called for to be produced, delivered, released, paid or fulfilled at Completion as a condition precedent to Completion shall be so produced, delivered, released, paid and fulfilled.

6.5                                 Best Efforts

If any of the Parties of this Agreement evades the consummation of the transactions contemplated hereunder without essential reason, the other Party shall have the right to apply to a court with a demand to compel the purchase of Shares to be concluded. The Party which has unjustifiably evaded the consummation of the transactions contemplated hereunder shall compensate the other Parties for the losses caused thereby.

7.                                       REPRESENTATIONS, WARRANTIES, ASSURANCES AND UNDERTAKINGS OF THE SELLERS

The Sellers hereby, jointly and severally, represent to the Purchaser that the statements contained in this Article 7 are true and correct.  The Sellers acknowledge that the Purchaser is entering into this Agreement in reliance upon the representations, warranties and assurances (the “Warranties”) given by the Sellers to the Purchaser in this Article 7 being true and correct both on the date of signing of this Agreement as well as at the Completion Date.

The liability of the Sellers under, and the rights and remedies of the Purchaser in respect of, the Warranties shall be joint and several and shall not be affected by any knowledge of the Purchaser as a result of the Purchaser’s examination of the Company or otherwise.

7.1                                 Records and Documentation

(a)                                  True, complete and current copies of the charter, foundation agreement and registration certificates of the Company are attached hereto as Appendix B.

(b)                                 The Company has not failed to timely file its annual reports or any other documents with the relevant authorities, as required.

(c)                                  The statutory books, registers and records of the Company are accurate and have been maintained consistent with good business practice and are in the possession of the Company.

7.2                                 Title and Authority to Transfer the Shares; Capitalisation

(a)                                  The Sellers have full power, capacity and authority to sell and transfer the Shares, execute and deliver this Agreement and to perform all other undertakings set forth in this Agreement. The Shares are freely transferable to the Purchaser and are free and clear of all liens, encumbrances and restrictions on the ability to vote the Shares.  The Share owned by MR. [**] represents 60%, the Share owned by MR. [**] represents 12.5%, the Share owned by MR. [**] represents 15% and the Share owned by MR. [**] represents 12.5%, in each case,  of the charter capital of the Company. The Shares are fully paid. There are no outstanding obligations, warrants, options, pre-emptive rights or other agreements to which any of the Sellers or the Company is a party or otherwise bound, providing for the purchase, repurchase, redemption or other acquisition of the Shares, except for this Agreement.

(b)                                 The Company does not own any interest, directly or indirectly, in any corporation, partnership or other legal entity and does not have any branch office.

(c)                                  Assuming all filings, registrations, approvals, notifications etc required by applicable laws are duly made, the execution and delivery of this Agreement by the Sellers and the completion of the transactions contemplated hereby:

(i)                                    will not violate any provision of the charter or foundation agreement of the Company;

(ii)                                will not violate any statute, rule, regulation, order, award, judgement, injunction or decree of any public body or authority by which the Sellers or the Company or any of their properties or assets is bound;

(iii)                             will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which the Sellers or the Company is a party, or by which the Sellers or the Company or any of their properties or assets is bound.

7.3                                 The Accounts

The Accounts are, and the Completion Accounts will be, complete and correct in all respects and truly and correctly reflect the results of the operation, the financial condition and the assets and liabilities of the Company as at the  relevant dates and have been prepared in conformity with appropriate accounting principles, book-keeping legislation and tax legislation, consistently applied by the Company.

Without limiting the generality of the foregoing, all cash transactions undertaken by the Company have been properly recorded in the Accounts and will be properly recorded in the Completion Accounts.

7.4                                 Assets and Properties

(a)                                  Appendix C lists all the property and tangible and intangible assets owned or leased by the Company, including, without limitation, all programming and film rights, owned real property (if any) and leases to real property.

(b)                                 The Company has exclusive title to all the real property and other assets recorded in the Accounts except for such assets that have been sold at ordinary market terms in the Ordinary Course of the Business after the Accounts Date.  None of the assets are subject to any liens, mortgages, charges or other encumbrances.

(c)                                  The Company owns or leases, and will following the consummation of the transactions contemplated hereunder, continue to own or lease all the assets and rights, and produce all services required to conduct its business as currently conducted on a stand alone basis.

7.5                                 Intellectual Property

(a)                                  Appendix D lists all intellectual property owned or used by the Company in the operation of its business.  The Company owns all intellectual property necessary to manufacture products presently manufactured and produce the services presently produced, and to distribute and sell such products and services in any country where business presently is conducted.

(b)                                 The intellectual property listed in Appendix D comprises all such rights necessary to permit the operation of the Company’s business as now being conducted.  None of the intellectual property is subject to any outstanding order, judgement, lien, encumbrance or attachment.

(c)                                  The activities of the Company (or of any licensee under any licence granted by the Company) do not infringe and are not likely to infringe intentionally any intellectual property rights of any third party and no claim has been made against the Company or any such licensee in respect of such infringement.

7.6                                 Accounts Receivable and Loans Given

All of the receivables of the Company and loans given are good and fully collectible within three months from the date when they become due and payable at the amounts recorded in the Completion Accounts together with interest thereon. In case the amount of such receivables of the Company or loans as per the Completion Accounts are not collected within such three months period from the date each such receivable or loan is due and payable, then a corresponding deduction shall be made to the Earn Out Payments. Upon such adjustment of an Earn Out Payment in accordance with this Article 7.6, the Purchaser shall cause such non-collected receivables paid for to be transferred to the Sellers.

7.7                                 Pricing of Contracts

All the tenders and contracts binding the Company have been priced as required by good and sound business practice, allowing for a reasonable profit.

7.8                                 Compliance

(a)                                  All authorisations and approvals, in accordance with the legislation of the Company’s location, necessary for the due conduct of its business in its jurisdiction(s) of operation have been duly obtained and are in full force and effect.  The entry into and the consummation of this Agreement will not cause any termination, revocation, suspension or modification thereof, nor has there been any violation of any such authorisations or approvals of any terms thereof.

(b)                                 The Company has been and is in full compliance with all laws and regulations, in accordance with the legislation of the Company’s location, in its jurisdiction applicable to it, including terms and conditions set in any authorisations and approvals, and with the requirements of all applicable agencies and authorities, and the Company has obtained all applicable authorisations and approvals which are required under all of such laws.

7.9                                 Contracts and Commitments

(a)                                  The Company is not party to or bound by:

(i)                                   any other material agreement than those listed in Appendix E;

(ii)                                any consultancy agreement, contract, understanding or relationship with any officer, employee or individual or any such agreement, contract, understanding or relationship that contains any severance or termination pay liabilities;

(iii)                             any loan or credit arrangement or guarantee other than shown in the Accounts or listed in Appendix F;

(iv)                            any agreement or contract otherwise outside the Ordinary Course of Business; or

(v)                               any agreement which is expected to result in a loss to the Company on completion or performance or cannot be fulfilled or performed by the Company on time and without undue or unusual expenditure of money.

(b)                                 All agreements or contracts to which the Company is party are valid, binding and enforceable in accordance with their respective terms. The Company is not in default in any material respect in the performance of any of the obligations under any agreement or contract and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default thereunder by the Company.

(c)                                  Neither of the Sellers nor any person connected with them, as of the signing hereof or on the Completion Date, have any outstanding personal claims against the Company, except for outstanding salary payments and business travel expenses which do not in the aggregate exceed RUR 300,000.  Other than as set out in Appendix G, the Company is not party to any contract or arrangement in which the Sellers are interested, directly or indirectly, nor has there been any such contract or arrangement at any time during the five years up to the date of this Agreement.

(d)                                 The Company is not party to, nor have its profits or financial position for any accounting period been affected by, any contract or arrangement which is not of an entirely arm’s length nature.

(e)                                  Other than as set out in Appendix H, none of the Sellers nor any person connected with them is a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by the Company or in any way relating to the Company or its affairs.

7.10                           Labour Contracts and Pension Agreements

(a)                                  Accurate, complete and updated summaries of the essential employment provisions of the employees of the Company are shown in Appendix I.

(b)                                 The Company is not engaged in any salary or other contracts or commitments other than normally engaged with, and complete reserves have been made in the Accounts and shall be made in due course in the Completion Accounts, for the total amount of all present and future liabilities relating to employment or pension agreements that shall be paid.

7.11                           Litigation and Claims

The Company has not been given notice of any litigation or the initiation of any arbitration proceedings, neither is there any litigation, arbitration or other legal proceedings in any court of law, arbitral tribunal or with any administrative body or other authority pending or threatened against the Company or initiated by the Company against a third party.

7.12                           Ordinary Course of Business

(a)                                  During the period from signature hereof and until Completion, the Sellers will ensure that the Company does not take any action or measure which is outside the Ordinary Course of Business, unless such action or measure is directly related to the transactions contemplated herein or has been approved by the Purchaser.

(b)                                 Since the Accounts Date there has not been, nor will there from the date hereof until the Completion Date be:

(i)                                   any adverse deviation by or within the Company from the ordinary course of the day to day business carried on by the Company in accordance with good and sound business practice;

(ii)                                any adverse change in the financial conditions, assets, liabilities or prospects of the Company, including, without limitation, any incurrence of indebtedness by the Company or the issuance of any guarantee of indebtedness of another;

(iii)                             any adverse change in the relationship with the customers, suppliers or employees of the Company or the authorities controlling the activities of the Company,

(iv)                            any agreement or transaction for the sale or acquisition of any essential assets by the Company, except in the Ordinary Course of Business;

(v)          any change in the accounting systems, policies, principles or practices of the Company; or

(vi)         any other action, contract or transaction by the Company which could have adverse effect on the assets or the financial conditions of the Company.

7.13                           Tax warranties

(a)                                  The Company has filed with the appropriate authorities all tax returns and reports in respect of any and all Taxes required to be filed with such tax authorities and any Taxes payable are recorded in full in the Accounts and will be recorded in full in the Completion Accounts.

(b)                                 The Company has paid or will pay to the appropriate tax authorities all Taxes required to have been paid to them as of the date hereof and as of the Completion Date.  The Company is not in default in respect of any Taxes for any year or part thereof of the taxable years up to and including the Completion Date.

(c)                                  There are no tax audits currently pending against the Company.

7.14                           Legal and Other Cost

The Sellers shall bear its own fees and expenses in connection with the preparation for and completion of the transactions contemplated hereby, including all fees and expenses of advisers, representatives, counsels and accountants, and the Sellers shall not, directly or indirectly, charge the Company, or otherwise seek reimbursement from the Company, for said fees and expenses.

7.15                           No Undisclosed Liabilities

There are no liabilities of the Company (contingent or otherwise), which relate to any fact, occurrence or event before the Completion Date and which will not be reflected in full in the Accounts, the Completion Accounts or appendices thereof.

7.16                           Nature of Disclosure

The Sellers have not during the negotiations hereof, in this Agreement or its Appendices or during the due diligence review referred to in Article 4 of this Agreement omitted to disclose any adverse facts or circumstances that would materially affect the Company’s standing or its operations.

7.17                           Powers of attorney

As of Completion, any power of attorney or similar authority to represent the Company shall have been terminated or otherwise validly revoked other than such powers of attorney that grant authority to Company employees to represent the Company solely with respect to ministerial, routine day-to-day matters.

7.18                           Systems

All the records and systems (including but not limited to computer systems) and all data and information of the Company are recorded, stored, maintained or operated or otherwise held exclusively by the Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the Company.

8.                                       REPRESENTATIONS, WARRANTIES AND ASSURANCES OF THE PURCHASER

The Purchaser hereby represents, warrants and assures that:

8.1                                 it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

8.2                                 all corporate actions necessary for the lawful and valid consummation of the transactions contemplated hereby have been duly taken; and

8.3                                 it has the authority to execute and perform all necessary actions for the lawful and valid consummation of this Agreement.

9.                                       LIABILITY OF THE PARTIES

Without prejudice to any other remedy available to the Purchaser or its ability to claim damages on any basis which is available to it by reason of any of the Warranties being untrue or misleading or being breached, the Sellers jointly and severally undertake with the Purchaser that they shall, at the direction of the Purchaser, pay to the Purchaser or (in the case of liability to another person which has not been discharged) the person to whom the liability has been incurred the amount necessary to put the Purchaser and/or the Company into the position they or it would have been in if the Warranty had not been untrue, misleading or breached, together with all costs and expenses incurred by the Purchaser and/or the Company as a result of the Warranty being untrue, misleading or breached (collectively, the “Damages”). The Purchaser shall be entitled to reduce the amount of any Earn Out Payment by the amount of any Damages.   Any liability of the Sellers under this Agreement shall be joint and several.

10.                                 NON-COMPETITION; NON-SOLICITATION AND CONFIDENTIALITY COMMITMENT

10.1                           To assure the Purchaser the full benefit of the business, know-how and goodwill of the Company, each of the Sellers severally undertakes and covenants to the Purchaser by way of further consideration for the obligations of the Purchaser under this Agreement, as separate and independent agreements, that he will not (without the Purchaser’s prior written consent):

(a)                                  use (whether for his own benefit or for the benefit of any other person, firm, company or organisation) or disclose to any person, firm, company or organisation any of the trade secrets or other Confidential Information of or relating to: (a) the Company or the Predecessor; (b) any customer or client of the Company or the Predecessor; (c) any person, firm, company or organisation with whom or which the Company is involved in any kind of business venture or partnership; or (d) the business or productions of the Company or the Predecessor which information he may have received or obtained, or may receive or obtain in the future, in confidence while he was a shareholder, or in the employment, of the Company or the Predecessor, and will likewise use his best endeavours to prevent the unauthorised publication or disclosure by any third party of any such trade secrets or Confidential Information;

(b)                                 for three years after Completion, in relation to a business which is substantially the same as or in competition with the business of the Company immediately prior to Completion, either on his own account or for any other person, for the purpose of obtaining business, orders or custom, directly or indirectly, solicit or endeavour to entice away from the Company any business, order or custom of any person who, to the Seller’s knowledge, is as at Completion, or has during the one year immediately preceding Completion been, a client or customer of the Company or the Predecessor and either: (i) with whom he has had contact or dealings during the course of his shareholding of, or employment with, the Company or the Predecessor during the one-year period immediately preceding Completion; or (ii) about whom at Completion he possesses any Confidential Information;

(c)                                  for three years after Completion, in relation to a business which is substantially the same as or in competition with the business of the Company immediately prior to Completion, either on his own account or for any other person, directly or indirectly, supply or provide goods or services to any person who, to the Seller’s knowledge, is as at Completion, or has during the one year immediately preceding Completion been, a client or customer of the Company or the Predecessor and either: (i) with whom he has had contact or dealings during the course of his shareholding of, or employment with, the Company or the Predecessor in the one-year period immediately preceding Completion; or (ii) about whom at Completion he possesses Confidential Information;

(d)                                 for three years after Completion, in relation to a business which is substantially the same as or in competition with the business of the Company immediately prior to Completion, either on his own account or for any other person, directly or indirectly, entice away or endeavour to entice away from the Company any person (including, without limitation, any writer, director, producer, development executive, script editor or cast member) whom, as at Completion or at any time during the period of one year immediately preceding Completion supplied or provided any goods, services, ideas or talent to the Company or the Predecessor and with whom he had material business contact on behalf of the Company or the Predecessor in the course of the period of one year immediately prior to Completion;

(e)                                  for three years after Completion, in any way seek to affect the terms of business on which the Company or any member of the Group deals or contracts with any person (including, without limitation,  any writer, director, producer, development executive, script editor or cast member), firm, company or organisation whom or which supplied goods or services to the Company or the Predecessor during the period of one year immediately prior to Completion or attempt to persuade any such person, firm, company or organisation to cease dealing with the Company or such member of the Group;

(f)                                    for three years after Completion, in relation to a business which is substantially the same as or in competition with the business of the Company immediately prior to Completion, either on his own account or for another person, directly or indirectly, offer employment to or employ or offer or conclude any contract for services with any senior employee (being a person in receipt of a salary in excess of RUR 80,000 per month), consultant or director of the Company who has during the one-year period immediately preceding Completion been employed, engaged or appointed by the Company or the Predecessor in a technical, production, sales, marketing, advisory and/or managerial capacity and with whom he has had contact or dealings during the course of his employment with the Company or the Predecessor in the one-year period immediately preceding Completion;

(g)                                 for three years after Completion, in the Russian Federation, either alone or jointly with, or as principal, director, manager, consultant, agent for or employee of, another person, directly or indirectly carry on or be engaged, employed, appointed, concerned or interested in the business of Production Business;

(h)                                 for three years after Completion, own beneficially or otherwise or be interested in the share capital of any company engaged, concerned or interested within the Russian Federation in the Production Business;

(i)                                     either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, in relation to a business which is substantially the same as or in competition with the business of the Company at the Applicable Date, either on his own account or for any other person, for the purpose of obtaining business, orders or custom, directly or indirectly, solicit or endeavour to entice away from the Company any business, order or custom of any person who is as at the Applicable Date, or has during the period of one year immediately preceding the Applicable Date been, a client or customer of the Company, the Predecessor or any  member of the Group in the Production Business and either: (i) with whom he has had contact or dealings during the course of his employment with the Company or the Predecessor during the one-year period immediately preceding the Applicable Date; or (ii) about whom he possesses any Confidential Information as at the Applicable Date.

For the purpose of this Agreement, the term “Applicable Date” means: (a) in relation to the period during which the relevant Seller remains employed by the Company, the date upon which any alleged breach of this Article occurs; and (b) in relation to the period of 6 months immediately following the termination of the relevant Seller’s employment by the Company, the applicable termination date of that employment;

(j)                                     either during his employment with the Company or for a period of 6 months immediately following the termination of such employment with the Company, in relation to a business which is substantially the same as or in competition with the business of the Company at the Applicable Date, either on his own account or for any other person, directly or indirectly, supply or provide goods or services to any person who is as at the Applicable Date, or has during the period of one year immediately preceding the Applicable Date been, a client or customer of the Company, the Predecessor or any member of the Group in the Production Business and either: (i) with whom he has had contact or dealings during the course of his employment with the Company or the Predecessor in the one-year period immediately preceding the Applicable Date; or (ii) about whom he possesses Confidential Information as at the Applicable Date;

(k)                                  either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, in relation to a business which is substantially the same as or in competition with the business of the Company at the Applicable Date, either on his own account or for any other person, directly or indirectly, entice away or endeavour to entice away from the Company or any other member of the Group in the Production Business any person (including, without limitation, any writer, director, producer, development executive, script editor or cast member) whom, as at the Applicable Date or at any time during the period of one year immediately preceding the Applicable Date supplied or provided any goods, services, ideas or talent to the Company, the Predecessor or such member of the Group and with whom he had material business contact on behalf of the Company or the Predecessor in the course of the period of one year immediately prior to the Applicable Date;

(l)                                     either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, in any way seek to affect the terms of business on which the Company or any member of the Group in the Production Business deals or contracts with any person (including, without limitation, any writer, director, producer, development executive, script editor or cast member), firm, company or organisation whom or which supplied goods or services to the Company, the Predecessor or such member of the Group during the period of one year immediately prior to the Applicable Date or attempt to persuade any such person, firm, company or  organisation to cease dealing with the Company or such member of the Group;

(m)          either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, in relation to a business which is substantially the same as or in competition with the business of the Company at the Applicable Date, either on his own account or for another person, directly or indirectly, offer employment to or employ or offer or conclude any contract for services with any senior employee (being a person in receipt of a salary in excess of RUR 80,000 per month), consultant or director of the Company who has during the one-year period immediately preceding the Applicable Date been employed, engaged or appointed by the Company, the Predecessor or a member of the Group in the Production Business in a technical, production, sales, marketing, advisory and/or managerial capacity and with whom he has had contact or dealings during the course of his employment with the Company or the Predecessor in the one-year period immediately preceding the Applicable Date;

(n)           either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, in the Russian Federation or any other country in which the business of the Company, the Predecessor or any member of the Group in the Production Business was carried on at or during the period of two years immediately preceding the Applicable Date, either alone or jointly with, or as principal, director, manager, consultant, agent for or employee of, another person, directly or indirectly carry on or be engaged, employed, appointed, concerned or interested in the Production Business; or

(o)           either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, own beneficially or otherwise or be interested in the share capital of any company engaged, concerned or interested within the Russian Federation or any other country in which the business of the Company, the Predecessor or any member of the Group in the Production Business was carried on at or during the period of two years immediately preceding the Applicable Date, in the Production Business;

(p)           for three years after Completion or while at any time he is a consultant, director or employee of any member of the Group, directly or indirectly carry on a business activity under a name which is the same as, or similar to, the name of the Company, the Predecessor or any member of the Group or a name used for business purposes by a member of the Group; or

(q)           at any time after Completion, make adverse comments in relation to the Group or its businesses or employees;

provided always that nothing contained in this Article 10 shall prevent any or all of the Sellers from at any time holding for investment purposes only any class of securities in a company that is publicly traded and in which the Sellers, together with their affiliates, hold and are beneficially interested in less than 3% of any single class of the securities in that company.

10.2         The Sellers agree that the covenants and undertakings contained in Article 10 are reasonable and are entered into for the purpose of protecting the know-how, goodwill,confidential information and trade connections of the businesses of the members of the Group.

Accordingly the benefit of the covenants and undertakings may be assigned by the Purchaser and its successors in title without the consent of the Sellers.

10.3         Each undertaking contained in this Article 10 shall be construed as a separate undertaking.  If one or more of them is held to be against the public interest or unlawful or an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Sellers.

10.4         For the purposes of this Agreement “Confidential Information” shall include (but shall not be limited to):

(i)            corporate and marketing strategy and plans and business development plans;

(ii)           business, sales and marketing methods, confidential techniques and processes used for the creation and/or development and/or production and/or filming of any television programme, motion picture, film or pilot;

(iii)          details and specifications of any current, past or proposed motion picture, film or television or entertainment projects or products, including all scripts, story boards and financial arrangements, and any research or development related to any current, past or proposed motion picture, film or television programmes, films or pilots and all scripts and story boards associated therewith and any material relating thereto;

(iv)          the names, addresses and contact details of any writers, producers, directors, producers, development executives, script editors, cast members, financiers or employees who are involved in the Company’s projects from time to time, including contact lists in whatever medium this information is stored and the ideas of those writers, producers, directors, producers, development executives, script editors, financiers or employees relating to the creation, development, production or filming of any television programmes, films or otherwise.

(v)           the terms of business with advertisers, broadcasters, distributors, financiers, sub-contractors, customers and suppliers, including any pricing policy adopted and the terms of any partnership, joint venture or other form of commercial co-operation or agreement with any third party;

(vi)          software and technical information necessary for the operation of  the Company’s computer and technology systems and applications, information relating to proprietary software (including updates), source code to proprietary software, confidential algorithms developed or used by the Company, information relating to the development, maintenance or operation of any of the Company’s websites and the source code of each website; and

(vii)         any other information which is the subject of an obligation of confidence owed to a third party, in particular the content of discussions or communications with any prospective customers or prospective business partners.

11.           NOTICES

All notices, demands or other communications, which all shall be in the Russian and English languages, to or upon the respective Parties hereto shall be deemed to have been duly given or made when delivered by mail or telefax to the Parties in question as follows.

If to CTC Network:

Address:	3rd Khoroshevskaya Street, 12
Moscow 123298
Russia

Telefax:	+7 (495) 797-4180

Attention:	Alexander Efimovich Rodnyansky

If to CTC Media:

Address:	15A Pravda Street
Moscow 125124
Russia

Telefax:	+7 (495) 797-4180

Attention:	Alexander Efimovich Rodnyansky

If to Mr. [**]:

Address:	[**]

Telefax:	[**]

If to Mr. [**]:

Address:	[**]

Telefax:	[**]

If to Mr. [**]:

Address:	[**]

Telefax:	[**]

If to Mr. [**]:

Address:	[**]

Telefax:	[**]

or at such address as the respective Party hereto may hereafter specify in writing to the other Parties.

12.           APPENDICES INCORPORATED

Each Appendix to which reference is made herein and which is attached hereto shall be deemed to be incorporated into this Agreement by such reference.

13.           INTEGRATION

This Agreement, and the Appendices hereto, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and understandings relating to the subject matter hereof.  This Agreement amends and restates in its entirety the original Share Purchase Agreement among the parties hereto dated as of December 18, 2007.

14.           THIRD PARTY RIGHTS

Except as expressly set out in this Agreement, a person who is not a Party shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or rely upon any term of this Agreement provided that this does not affect any right or remedy of the third party that exists or is available apart from that Act.  No Party may declare itself as a trustee of the rights under this Agreement for the benefit of any third party.

15.           GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

16.           ARBITRATION OF THIS AGREEMENT

Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination, or invalidity thereof shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators, one of whom shall be selected by the Purchaser, one of whom shall be selected by the Sellers and the third of whom shall be selected by the other two arbitrators. The arbitration shall be held in Stockholm and the arbitration proceedings shall be conducted in the English language.

17.           SELLER REPRESENTATIVE

Any notice, waiver, consent or Performance Report signed by the Seller Representative in accordance with this Agreement shall be binding upon each of the other Sellers as if such Sellers had signed such notice, waiver, consent or Performance Report individually.

18.           AMENDMENTS; WAIVERS

Any amendments or waiver to this Agreement shall be in writing and shall have no effect unless signed by the Purchaser and the Seller Representative. Any amendment or waiver effected in accordance with this provision shall be binding upon each Seller.  Notwithstanding the foregoing, in the event that such amendment or waiver adversely affects the rights or obligations provided herein of any Seller in a different manner than any other Seller, such amendment or waiver shall also require the written consent of such Seller.

19.           PUBLICITY

All press releases and other public relations activities of the Sellers with regard to the transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser.

20.           COUNTERPARTS OF THE AGREEMENT

This Agreement has been executed in six identical counterparts, one for each Party hereto.

21.           PREVAILING LANGUAGE

This Agreement is made in Russian and English.  In the event of a dispute as to the terms of this Agreement the English version shall prevail.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amended and Restated Share Purchase Agreement as of the day and year first above written.

EXECUTED by
[**]	/S/

EXECUTED by
[**]	/S/

EXECUTED by
[**]	/S/

EXECUTED by
[**]	/S/

EXECUTED by
CJSC “CTC Networks”
acting by its General Director
Alexander Efimovich Rodnyansky	/S/ ALEXANDER EFIMOVICH RODNYANSKY

EXECUTED by
CTC Media, Inc.
acting by its President and
Chief Executive Officer
Alexander Efimovich Rodnyansky	/S/ ALEXANDER EFIMOVICH RODNYANSKY

Appendices

[CTC Media, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.]